Exhibit 4.1

SCULLY ROYALTY LTD. EQUITY INCENTIVE PLAN

SCULLY ROYALTY LTD.

(FORMERLY, MFC BANCORP LTD.)

Amended and Restated 2017 Equity Incentive Plan

ARTICLE 1

ESTABLISHMENT, PURPOSE, EFFECTIVE DATE AND EXPIRATION DATE

1.1Establishment. Scully Royalty Ltd., a company organized under the laws of the Cayman Islands (the "Company"), has established this 2017 Equity Incentive Plan (the "Plan"), which permits the grant of Options, Restricted Stock Rights, Restricted Stock, Performance Shares, Performance Share Units and Stock Appreciation Rights.

1.2Purpose. The purpose of the Plan is to promote the long-term success of the Company and the creation of shareholder value by (a) encouraging Employees, Officers, Consultants and non-Employee Directors to focus on critical long-range objectives, (b) encouraging the attraction and retention of qualified Employees, Officers, Consultants and non-Employee Directors and (c) linking such person directly to shareholder interests through increased stock ownership. The Plan is further intended to provide flexibility to the Company in its ability to attract, retain and motivate individuals upon whose judgment, interest and special effort the successful conduct of the Company's operation is largely dependent.

1.3Effective Date. The Plan is effective as of July 14, 2017 (the "Effective Date").

1.4Expiration Date. The Plan will expire on, and no Award may be granted under the Plan after, the tenth (10th) anniversary of the Effective Date unless holders of the Shares vote to approve an extension of the Plan prior to such expiration date. Any Awards outstanding on the tenth (10th) anniversary of the Effective Date (or such later expiration date as approved by the Company's shareholders) shall remain in force according to the terms of the Plan and the applicable Award Agreement.

ARTICLE 2

DEFINITIONS

2.1Definitions. When a word or phrase appears in this Plan with the initial letter capitalized, and the word or phrase does not commence a sentence, the word or phrase will generally be given the meaning ascribed to it in this Section 2.1 unless a clearly different meaning is required by the context. The following words and phrases will have the following meanings:

(a)	"Affiliate" means a corporation or other entity that, directly or through one or more intermediaries, controls, is controlled by or is under common control with, the Company.

(b)	"Annual Meeting" means the regular annual general meeting of the Company's shareholders.

(c)

"Award" means any right granted under the Plan, including an Option, Restricted Stock Right, Restricted Stock, Performance Share, Performance Share Unit or Stock Appreciation Right granted pursuant to the Plan.

(d)

"Award Agreement" means a written agreement, contract, certificate or other instrument or document evidencing the terms and conditions of an Award granted under the Plan which may, in the discretion of the Company, be transmitted electronically to any Participant.  Each Award Agreement shall be subject to the terms and conditions of the Plan.

(e)	"Board" means the Board of Directors of the Company, as constituted from time to time.

(f)

"Cause" means a determination by the Committee that a Participant (i) has been convicted of, or entered a plea of nolo contendere to, a crime that constitutes a felony (or equivalent) under federal, state or provincial law, (ii) has engaged in willful gross misconduct in the performance of a Participant's duties to the Company or an Affiliate, (iii) has committed a material breach of any written agreement with the Company or any Affiliate with respect to confidentiality, noncompetition, non-solicitation or similar restrictive covenant, or (iv) has engaged in any other conduct which would constitute "cause" under any applicable laws, provided that, in the event that a Participant is a party to an employment agreement with the Company or any Affiliate that defines a termination on account of "Cause" (or a term having similar meaning), such definition shall apply as the definition of a termination on account of "Cause" for such Participant for the purposes hereof.

(g)	"Change in Control" has the meaning set forth in Section 11.1 hereof.

(h)

"Code" means the Internal Revenue Code of 1986, as amended. All references to the Code shall be interpreted to include a reference to any applicable regulations, rulings or other official guidance promulgated pursuant to such section of the Code.

(i)

"Committee" means the Company's Compensation Committee or any such committee as may be designated by the Board to administer the Plan, provided that at all times the membership of such committee shall not be less than two (2) members of the Board and each Committee member must be: (i) a "non-employee director" (as defined in Rule 16b-3 under the Exchange Act) if required to meet the conditions of exemption for the Awards under the Plan from Section 16(b) of the Exchange Act; (ii) an "outside director" as defined in Section 162(m) of the Code and the regulations issued thereunder, to the extent such section is applicable to the Company; and (iii) an "independent director" as defined by the New York Stock Exchange (or any successor or replacement thereof) so long as the Company's Shares are quoted or listed thereon.

(j)	"Company" means Scully Royalty Ltd. (formerly, MFC Bancorp Ltd.), or any successor thereof, as provided in Section 18.10.

(k)

"Constructive Termination" means the Termination of Employment by a Participant within sixty (60) days following the occurrence of any one or more of the following events without the Participant's written consent: (i) any one or more of a reduction in position, title (for Vice Presidents or above), overall responsibilities, level of authority, level of reporting (for Vice Presidents or above), base compensation, annual incentive compensation opportunity, aggregate employee benefits, or (ii) a requirement that the Participant's location of employment be relocated by more than one hundred (100) kilometers: provided that, in the event that a Participant is a party to an employment agreement with the Company or any Affiliate (or a successor entity) that defines a termination on account of "Constructive Termination", "Good Reason" or "Breach of Agreement" (or a term having a similar meaning), such definition shall apply as the definition of "Constructive Termination" for purposes of this Plan in respect of such Participant only. A Constructive Termination shall be communicated by written notice to the Committee, and shall be deemed to occur on the date such notice is delivered to the Committee, unless the circumstances giving rise to the Constructive Termination are cured within five (5) business days of such notice.

(l)

"Consultant" means a consultant or adviser who provides services to the Company or an Affiliate as an independent contractor and not as an Employee; provided however that a Consultant may become a Participant pursuant to this Plan only if he or she (i) is a natural person and (ii) provides bona fide services to the Company or an Affiliate.

(m)

"Covered Employee" means, if applicable to the Company, an Employee who is, or could be, a "covered employee" as defined by Section 162(m) of the Code, as interpreted by Internal Revenue Service Notice 2007-49.

(n)	"Director" means a member of the Board.

(o)

"Disability" means that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment; provided, however, for purposes of determining the term of an Incentive Stock Option pursuant to Section 6.2(c)(iii) hereof, the term Disability shall have the meaning ascribed to it under Section 22(e)(3) of the Code. The determination of whether an individual has a Disability shall be determined under procedures established by the Committee. Except in situations where the Committee is determining Disability for purposes of the term of an Incentive Stock Option pursuant to Section 6.2(c)(iii) hereof within the meaning of Section 22(e)(3) of the Code, the Committee may rely on any determination that a Participant is disabled for purposes of benefits under any long-term disability plan maintained by the Company or any Affiliate in which a Participant participates.

(p)	"Effective Date" has the meaning set forth in Section 1.3 hereof.

(q)

"Employee" means any person, including an Officer or Director, employed by the Company or an Affiliate; provided, that, for purposes of determining eligibility to receive Incentive Stock Options, an Employee shall mean an employee of the Company or a parent or subsidiary corporation within the meaning of Section 424 of the Code. Mere service as a Director or payment of a director's fee by the Company or an Affiliate shall not be sufficient to constitute "employment" by the Company or an Affiliate.

(r)	"Exchange Act" means the United States Securities Exchange Act of 1934, as amended.

(s)	"Fair Market Value" means the market price of one Share, determined by the Committee as follows:

(i)	If the Share was traded on the New York Stock Exchange, then the Fair Market Value shall be equal to the closing price reported for such date by the New York Stock Exchange;

(ii)

If the Share was traded on a United States or Canadian stock exchange, but was not traded on the New York Stock Exchange, on the date in question, then the Fair Market Value shall be equal to the closing price reported for such date by the applicable composite-transactions report;

(iii)

If the Share was traded over-the-counter on the date in question, then the Fair Market Value shall be equal to the last transaction price quoted for such date by the OTC Bulletin Board or, if not so quoted, shall be equal to the mean between the last reported representative bid and asked prices quoted for such date by the principal automated inter-dealer quotation system on which the Share is quoted or, if the Share is not quoted on any such system, by the "Pink Sheets" published by the National Quotation Bureau, Inc.; or

(iv)	If none of the foregoing provisions is applicable, then the Fair Market Value shall be determined by the Committee in good faith on such basis as it deems appropriate.

In all cases, the determination of Fair Market Value by the Committee shall be conclusive and binding on all persons.

(t)	"Grant Date" means the date the Committee approves the Award or a date in the future on which the Committee determines the Award will become effective.

(u)	"Incentive Stock Option" means an Option that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

(v)	"Non-Qualified Stock Option" means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(w)	"Officer" means a person who is an officer of the Company within the meaning of Section16 of the Exchange Act and the rules and regulations promulgated thereunder.

(x)	"Option" means an Incentive Stock Option or a Non-Qualified Stock Option.

(y)	"Optionee" means an individual or estate which holds an Option or SAR.

(z)	"Participant" means an individual who, as an Employee, Officer or non-Employee Director of, or Consultant to, the Company or any Affiliate, has been granted an Award under the Plan.

(aa)

"Performance-Based Award" means an Award granted to select Covered Employees pursuant to Articles 7, 8 and 9 that is subject to the terms and conditions set forth in Article 10. All Performance-Based Awards are intended to qualify as "performance-based compensation" exempt from the deduction limitations imposed by Section 162(m) of the Code, if applicable.

(bb)

"Performance Criteria" means the criteria, or any combination of criteria, that the Committee selects for the purposes of establishing the Performance Goal or Performance Goals for a Participant during a Performance Period. The Performance Criteria that will be used to establish Performance Goals are limited to the following: (a) net earnings or net income (before or after taxes); (b) basic or diluted earnings per share (before or after taxes); (c) net revenue or net revenue growth; (d) gross revenue; (e) gross profit or gross profit growth; (f) net operating profit (before or after taxes); (g) return on assets, capital, invested capital, equity, or sales; (h) cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital); (i) earnings before or after taxes, interest, depreciation and/or amortization; (j) gross or operating margins; (k) improvements in capital structure; (l) budget and expense management; (m) productivity ratios; (n) economic value added or other value added measurements; (o) share price (including, but not limited to, growth measures and total shareholder return); (p) expense targets; (q) operating efficiency; (r) cost containment or reduction; (s) working capital targets; (t) enterprise or book value; (u) safety record; (v) completion of acquisitions or business expansion; (w) project milestones; (x) strategic plan development; and (y) implementation and achievement of synergy targets.

(cc)

"Performance Goals" means the goal or goals established in writing by the Committee for a Performance Period based on the Performance Criteria. Depending on the Performance Criteria used to establish Performance Goals, the Performance Goals may be expressed in terms of overall Company performance, or the performance of a division, Affiliate, or an individual. The Performance Goals may be stated in terms of absolute levels or relative to another company or companies or to an index or indices.

(dd)

"Performance Period" means one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant's right to, and the payment of, a Performance-Based Award.

(ee)

"Performance Share" means a right granted to a Participant to receive a payment in the form of Shares, the payment of which is contingent upon achieving certain Performance Goals established by the Committee.

(ff)

"Performance Share Unit" means a right granted to a Participant to receive a payment in the form of Shares, cash, or a combination thereof, the payment of which is contingent upon achieving certain Performance Goals established by the Committee.

(gg)	"Plan" means this Scully Royalty Ltd. 2017 Equity Incentive Plan.

(hh)

"Restricted Period" means the period during which Restricted Stock, Restricted Stock Rights, Performance Shares, or Performance Share Units are subject to restrictions pursuant to the provisions of the Plan or an Award Agreement.

(ii)	"Restricted Stock" means Shares granted to a Participant pursuant to Article 7 that is subject to certain restrictions and to the risk of forfeiture.

(jj)	"Restricted Stock Agreement" means the agreement between the Company and the recipient of Restricted Stock which contains the terms, conditions and restrictions pertaining to such Restricted Stock.

(kk)	"Restricted Stock Award" means an award of Restricted Stock.

(ll)

"Restricted Stock Right" means the right granted to a Participant pursuant to Article 7 to receive cash or Stock in the future, the payment of which is subject to certain restrictions and to the risk of forfeiture.

(mm)	"Securities Act" means the United States Securities Act of 1933, as amended.

(nn)

"Separation from Service" means either: (i) the termination of a Participant's employment with the Company and all Affiliates due to death, retirement or other reasons; or (ii) a permanent reduction in the level of bona fide services the Participant provides to the Company and all Affiliates to an amount that is 20% or less of the average level of bona fide services the Participant provided to the Company and all Affiliates in the immediately preceding 36 months, with the level of bona fide service calculated in accordance with Treasury Regulation Section 1.409A-1(h)(1)(ii).

Solely for purposes of determining whether a Participant has a "Separation from Service", a Participant's employment relationship is treated as continuing while the Participant is on sick leave, or other bona fide leave of absence (if the period of such leave does not exceed six months, or if longer, so long as the Participant's right to reemployment with the Company or an Affiliate is provided either by statute or contract).

If the Participant's period of leave exceeds six months and the Participant's right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first day immediately following the expiration of such six-month period. Whether a Termination of Employment has occurred will be determined based on all of the facts and circumstances and in accordance with regulations issued by the United States Treasury Department pursuant to Section 409A of the Code.

In the case of a non-Employee Director, Separation from Service means that such Director has ceased to be a member of the Board.

(oo)

"Shares" means the common shares of US$0.001 par value each  in the capital of the Company and such other securities or property as may become the subject of Awards under the Plan, or may become subject to such Awards, pursuant to an adjustment made under Section 5.3 hereof.

(pp)

"Stock Appreciation Right" or "SAR" means the right to receive a payment equal to the excess of the Fair Market Value of one Share on the date of exercise of the SAR over the grant price of the SAR as determined pursuant to Article 9 and the applicable Award Agreement.

(qq)

"Termination of Employment" means: (i) in the context of an Award that is subject to the requirements of Section 409A of the Code, a "Separation from Service"; and (ii) in the case of any other Award, "Termination of Employment" will be given its natural meaning.

(rr)

"Triggering Event" means (i) the Termination of Employment of a Participant by the Company or an Affiliate (or any successor thereof) other than on account of death, Disability or Cause, (ii) the occurrence of a Constructive Termination or (iii) any failure by the Company (or a successor entity) to assume, replace, convert or otherwise continue any Award in connection with a Change in Control (or another corporate transaction or other change effecting the Shares) on the same terms and conditions as applied immediately prior to such transaction, except for equitable adjustments to reflect changes in Shares pursuant to Section 5.3 of this Plan.

2.2Gender and Number. Except when otherwise indicated by the context, words in the masculine gender when used in this Plan document will include the feminine gender, the singular includes the plural, and the plural includes the singular.

ARTICLE 3

ELIGIBILITY AND PARTICIPATION

3.1General Eligibility. Awards may be made only to those Participants who, on the Grant Date of the Award, are (i) Employees, Officers or non-Employee Directors of the Company or one of its Affiliates on the Grant Date of the Award or (ii) Consultants who render or have rendered bona fide services (other than services in connection with the offering or sale of securities of the Company or one of its Affiliates in a capital-raising transaction or as a market maker or promoter of securities of the Company or one of its Affiliates) to the Company or one of its Affiliates and who are elected to participate in the Plan by the Committee; provided, however, that a person who is otherwise an Eligible Person under clause (ii) above may participate in this Plan only if such participation would not adversely affect either the Company's eligibility to use Form S-8 to register under the Securities Act the offering and sale of Shares issuable under this Plan by the Company or the Company's compliance with any other applicable laws. A Participant may, if otherwise eligible, be granted additional awards if the Committee shall so determine.

3.2Actual Participation. Subject to the provisions of the Plan, the Committee may, from time to time, select from among all eligible individuals, those to whom Awards will be granted and will determine the nature and amount of each Award.

ARTICLE 4

ADMINISTRATION

4.1Administration by the Committee. The Committee shall be responsible for the administration of the Plan. The Committee, by majority action thereof, is authorized to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to the Plan, to provide for conditions and assurances deemed necessary or advisable to protect the interests of the Company, and to make all other determinations necessary for the administration of the Plan, but only to the extent not contrary to the express provisions of the Plan. Determinations, interpretations, or other actions made or taken by the Committee in good faith pursuant to the provisions of the Plan shall be final, binding and conclusive for all purposes of the Plan.

4.2Authority of the Committee. The Committee shall have the authority, in its sole discretion, to determine the Participants who: (i) are entitled to receive Awards under the Plan; (ii) the types of Awards; (iii) the times when Awards shall be granted; (iv) the number of Awards; (v) the purchase price or exercise price, if any; (vi) the period(s) during which such Awards shall be exercisable (whether in whole or in part); (vii) the restrictions applicable to Awards; (viii) the form of each Award Agreement, which need not be the same for each Participant; (ix) the other terms and provisions of any Award (which need not be identical); and (x) the schedule for lapse of forfeiture restrictions or restrictions in exercisability of an Award and accelerations or waivers thereof, based in each case on such considerations as the Committee in its sole discretion determines. The Committee shall have the authority to modify existing Awards, subject to Article 15 of this Plan. Notwithstanding the foregoing, the Committee will not have the authority to accelerate the vesting or waive the forfeiture of any Performance-Based Awards other than as provided in an Award Agreement or to reprice any previously granted Option.

4.3Award Agreement. Each Award shall be evidenced by an Award Agreement that shall specify the type of Award granted and such other provisions and restrictions applicable to such Award as the Committee, in its discretion, shall determine.

4.4Decisions Binding. The Committee shall have the authority to interpret the Plan and, subject to the provisions of the Plan, any Award Agreement, and all decisions and determinations by the Committee with respect to the Plan are final, binding and conclusive on all parties. No member of the Committee shall be liable for any act, omission, interpretation, construction or determination made in good faith with respect to the Plan or any Award granted under the Plan and all such persons shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, attorney's fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors and officers liability insurance coverage that may be in effect from time to time.

4.5Reliance on Experts. In making any determination or in taking or not taking any action under this Plan, the Committee may obtain and may rely upon the advice of experts, including Employees and professional advisors to the Company. No Director, Officer or agent of the Corporation or any of its Affiliates shall be liable for any such action or determination taken or made or omitted in good faith.

4.6Delegation. The Committee may delegate ministerial, non-discretionary functions to individuals who are Officers or Employees of the Company or any of its Affiliates or to third parties.

ARTICLE 5

SHARES SUBJECT TO THE PLAN

5.1Number of Shares. Subject to adjustment provided in Section 5.3, the total number of Shares subject to all Awards under the Plan shall be two million, two hundred thirty nine thousand and twenty seven (2,239,027).  Notwithstanding the above, the maximum number of Shares that may be issued as Incentive Stock Options under the Plan shall be four hundred thousand (400,000). The Shares to be delivered under the Plan may consist, in whole or in part, of authorized but unissued Shares or Shares purchased on the open market or treasury Shares not reserved for any other purpose.

5.2Availability of Shares for Grant. Subject to the express provisions of the Plan, if any Award granted under the Plan terminates, expires, lapses for any reason, or is paid in cash, any Shares subject to or surrendered for such Award will again be Shares available for the grant of an Award. The exercise of a stock-settled SAR or broker-assisted "cashless" exercise of an Option (or a portion thereof) will reduce the number of Shares available for issuance pursuant to Section 5.1 by the entire number of Shares subject to that SAR or Option (or applicable portion thereof), even though a smaller number of Shares will be issued upon such an exercise. Also, Shares tendered to pay the exercise price of an Option or tendered or withheld to satisfy a tax withholding obligation arising in connection with an Award will not become available for grant or sale under the Plan.

5.3Adjustment in Capitalization. In the event of any change in the outstanding Shares by reason of a stock dividend (other than in the ordinary course) or split, recapitalization, merger, consolidation, combination, reorganization, exchange of shares, or other similar corporate change, the aggregate number of Shares available under the Plan and subject to each outstanding Award, and the stated exercise prices and the basis upon which the Awards are measured, shall be adjusted appropriately by the Committee, whose determination shall be conclusive; provided, however, that fractional Shares shall be rounded to the nearest whole Share. Moreover, in the event of such transaction or event, the Committee, in its sole discretion, may provide in substitution for any or all outstanding Awards under the Plan such alternative consideration (including cash) as it, in good faith, may determine to be equitable under the circumstances and may require in connection therewith the surrender of all Awards so replaced. Any adjustment to an Incentive Stock Option shall be made consistent with the requirements of Section 424 of the Code. Further, with respect to any Option or Stock Appreciation Right that otherwise satisfies the requirements of the stock rights exception to Section 409A of the Code, any adjustment pursuant to this Section 5.3 shall be made consistent with the requirements of the final regulations promulgated pursuant to Section 409A of the Code.

5.4Limitations on Number of Shares Subject to Awards. Notwithstanding any provision in this Plan document to the contrary, and subject to any applicable adjustment upon the occurrence of any of the events indicated in Section 5.3:

(a)	Annual Limitations.

(i)

the maximum number of Shares subject to Options and Stock Appreciation Rights that may be granted to any one Participant, who is a Covered Employee, during any of the Company's fiscal years shall be four hundred thousand (400,000); and

(ii)

the maximum number of Shares that may be granted to any one Participant, who is a Covered Employee, during any of the Company's fiscal years with respect to one or more Awards shall be four hundred thousand (400,000) except that grants to a Participant in the fiscal year in which his or her service first commences shall not relate to more than four hundred and twenty five thousand (425,000) Shares.

(b)	Additional Limitations for non-employee Directors.

(i)

the aggregate fair value of Awards granted under all security-based compensation arrangements of the Company to any one (1) non-employee Director entitled to receive a benefit under the Plan, within any one (1) year period, cannot exceed US$100,000, valued on a Black-Scholes basis and as determined by the Committee; and

(ii)

the aggregate number of securities issuable to all non-employee Directors entitled to receive a benefit under the Plan, under all security-based compensation arrangements of the Company, cannot exceed one percent (1%) of the Company's issued and outstanding Shares.

5.5Reservation of Shares; No Fractional Shares; Minimum Issue. The Company shall at all times reserve a number of Shares sufficient to cover the Company's obligations and contingent obligations to deliver Shares with respect to Awards then outstanding under the Plan (exclusive of any dividend equivalent obligations to the extent the Company has the right to settle such rights in cash). No fractional Shares shall be delivered under the Plan. The Committee may pay cash in lieu of any fractional Shares in settlements of Awards under the Plan. The Committee may from time to time impose a limit (of not greater than 100 Shares) on the minimum number of Shares that may be purchased or exercised as to Awards granted under the Plan unless (as to any particular Award) the total number purchased or exercised is the total number at the time available for purchase or exercise under the Award.

ARTICLE 6

STOCK OPTIONS

6.1Grant of Options. Subject to the provisions of Article 5 and this Article 6, the Committee, at any time and from time to time, may grant Options to such Participants and in such amounts as it shall determine.

(a)	Exercise Price. No Option shall be granted at an exercise price that is less than the Fair Market Value of one Share on the Grant Date.

(b)

Time and Conditions of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part provided that the term of any Option granted under the Plan shall not exceed ten (10) years. The Committee shall also determine the performance or other conditions, if any, that must be satisfied before all or part of an Option may be exercised.

(c)

Payment. The Committee shall determine the methods by which the exercise price of an Option may be paid, the form of payment, including, without limitation, cash, promissory note, Shares held for longer than six (6) months (through actual tender or by attestation), any net-issuance arrangement or other property acceptable to the Committee (including broker-assisted "cashless exercise" arrangements), and the methods by which Shares shall be delivered or deemed to be delivered to Participants.

(d)

Evidence of Grant. All Options shall be evidenced by a written Award Agreement. The Award Agreement shall reflect the Committee's determinations regarding the exercise price, time and conditions of exercise, forms of payment for the Option and such additional provisions as may be specified by the Committee.

(e)	No Repricing of Options. The Committee shall not reprice any Options previously granted under the Plan.

6.2Incentive Stock Options. Incentive Stock Options shall be granted only to Participants who are Employees and the terms of any Incentive Stock Options granted pursuant to the Plan must comply with the following additional provisions of this Section 6.2:

(a)

Exercise Price. Subject to Section 6.2(e), the exercise price per Share shall be set by the Committee, provided that the exercise price for any Incentive Stock Option may not be less than the Fair Market Value as of the date of the grant.

(b)	Exercise. In no event may any Incentive Stock Option be exercisable for more than ten (10) years from the date of its grant.

(c)	Lapse of Option. An Incentive Stock Option shall lapse in the following circumstances:

(i)	The Incentive Stock Option shall lapse ten (10) years from the date it is granted, unless an earlier time is set in the Award Agreement.

(ii)

The Incentive Stock Option shall lapse ninety (90) days following the effective date of the Participant's Termination of Employment for any reason other than the Participant's death or Disability, unless otherwise provided in the Award Agreement.

(iii)

If the Participant has a Termination of Employment on account of Disability or death before the Option lapses pursuant to paragraph (i) or (ii) above, the Incentive Stock Option shall lapse, unless it is previously exercised, on the earlier of (a) the scheduled expiration date of the Option; or (b) six (6) months after the date of the Participant's Termination of Employment on account of Disability or death. Upon the Participant's Disability or death, any Incentive Stock Options exercisable at the Participant's Disability or death may be exercised by the Participant's legal representative or representatives, by the person or persons entitled to do so pursuant to the Participant's last will and testament, or, if the Participant fails to make testamentary disposition of such Incentive Stock Option or dies intestate, by the person or persons entitled to receive the Incentive Stock Option pursuant to the applicable laws of descent and distribution.

(d)

Individual Dollar Limitation. The aggregate Fair Market Value (determined as of the time an Award is made) of all Shares with respect to which Incentive Stock Options are first exercisable by a Participant in any calendar year may not exceed US$100,000 or such other limitation as imposed by Section 422(d) of the Code, or any successor provision. To the extent that Incentive Stock Options are first exercisable by a Participant in excess of such limitation, the excess shall be considered Non-Qualified Stock Options. In reducing the number of options treated as Incentive Stock Options to meet the US$100,000 limit, the most recently granted Options shall be reduced first. To the extent a reduction of simultaneously granted Options is necessary to meet the US$100,000 limit, the Committee may, in the manner and to the extent permitted by law, designate which Shares are to be treated as Shares acquired pursuant to the exercise of an Incentive Stock Option.

(e)

Ten Percent Owners. An Incentive Stock Option shall not be granted to any individual who, at the Grant Date, owns (or is deemed to own under Section 424(d) of the Code) outstanding Shares possessing more than ten percent of the total combined voting power of all classes of stock of the Company unless such Option is granted at a price that is not less than 110% of Fair Market Value on the Grant Date and the Option is exercisable for no more than five (5) years from the Grant Date.

(f)	Right to Exercise. Except as provided in Section 6.2(c)(iii), during a Participant's lifetime, an Incentive Stock Option may be exercised only by the Participant.

ARTICLE 7

RESTRICTED STOCK RIGHTS AND RESTRICTED STOCK

7.1Grant of Restricted Stock Rights and Restricted Stock. Subject to the provisions of Article 5 and this Article 7, the Committee, at any time and from time to time, may grant Restricted Stock Rights or Restricted Stock to such Participants and in such amounts as it shall determine.

7.2Restricted Stock Rights

(a)

Voting Rights. During the Restricted Period, Participants holding the Restricted Stock Rights granted hereunder shall have no voting rights or rights to dividends with respect to the Shares subject to such Restricted Stock Rights prior to the issuance of such Shares pursuant to the Plan.

(b)

Form and Timing of Payment. Payment for any vested Restricted Stock Rights Award issued pursuant to this Article 7 shall be made in one lump sum payment of Shares, cash or a combination thereof, equal to the Fair Market Value (determined as of a specified date) of a specified number of Shares. As a general rule, the Shares payable under any Restricted Stock Award shall be made on or before March 15 of the calendar year following the calendar year in which the Restricted Stock Rights vest.

7.3Grant of Restricted Stock.

(a)

Issuance and Restrictions. Restricted Stock shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote, and dividends on, Restricted Stock). These restrictions may lapse separately or in combination at such times and pursuant to such circumstances, as the Committee determines at the time of the grant of the Award or thereafter.

(b)

Restricted Stock Agreement. Each grant of Restricted Stock under the Plan shall be evidenced by a Restricted Stock Agreement between the recipient and the Company. Such shares of Restricted Stock shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Restricted Stock Agreements entered into under the Plan need not be identical.

(c)

Payment for Awards. Subject to the following sentence, Restricted Stock may be sold or awarded under the Plan for such consideration as the Committee may determine, including (without limitation) cash, cash equivalents, past services and future services. To the extent that an Award consists of newly issued shares of Restricted Stock, the Award recipient shall furnish consideration with a value not less than the par value (if any) of such Restricted Stock in the form of cash, cash equivalents, Shares or past services rendered to the Company (or an Affiliate), as the Committee may determine.

(d)

Vesting. Each Award of Restricted Stock may or may not be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Restricted Stock Agreement. A Restricted Stock Agreement may provide for accelerated vesting in the event of the Participant's death, Disability or retirement or other events. The Committee may determine, at the time of granting shares of Restricted Stock or thereafter, that all or part of such Restricted Stock shall become vested in the event of a Change in Control.

(e)

Voting and Dividend Rights. Subject to the terms and restrictions of any Restricted Stock Agreement, the holders of Restricted Stock awarded under the Plan shall have the same voting, dividend and other rights as the Company's other shareholders.

(f)

Restrictions on Transfer of Restricted Stock. Restricted Stock shall be subject to such rights of repurchase, rights of first refusal or other restrictions as the Committee may determine. Such restrictions shall be set forth in the applicable Restricted Stock Agreement and shall apply in addition to any general restrictions that may apply to all holders of Restricted Stock.

(g)

Forfeiture. Except as otherwise determined by the Committee at the time of the grant of the Restricted Stock Award in a Restricted Stock Agreement or thereafter, upon Termination of Employment or the failure to satisfy one or more Performance Criteria during the applicable Restriction Period, Restricted Stock that is at that time subject to restrictions shall be forfeited.

(h)

Certificates for Restricted Stock. Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing shares of Restricted Stock are registered in the name of the Participant, the certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company may, in its discretion, retain physical possession of the certificate until such time as all applicable restrictions lapse.

ARTICLE 8

PERFORMANCE SHARES AND PERFORMANCE SHARE UNITS

8.1Grant of Performance Shares or Performance Share Units. Subject to the provisions of Article 5 and this Article 8, Performance Shares or Performance Share Units may be granted to Participants at any time and from time to time as shall be determined by the Committee. The Committee shall have complete discretion in determining the number of Performance Shares or Performance Share Units granted to each Participant.

8.2Value of Performance Shares or Performance Share Units. Each Performance Share and each Performance Share Unit shall have a value determined by the Committee at the time of grant. The Committee shall set goals (including Performance Goals) for a particular period (including a Performance Period) in its discretion which, depending on the extent to which the goals are met, will determine the ultimate value of the Performance Share or Performance Share Units to the Participant.

8.3Form and Timing of Payment. Payment for vested Performance Shares shall be made in Shares. Payments for vested Performance Share Units shall be made in cash, Shares or a combination thereof as determined by the Committee. All payments for Performance Shares and Performance Share Units shall be made in a lump sum. As a general rule, payment for Performance Shares or Performance Share Units shall be made on or before March 15 of the calendar year following the calendar year in which the right to the payment of the Performance Shares or Performance Share Units arises.

ARTICLE 9

STOCK APPRECIATION RIGHTS

9.1Grant of Stock Appreciation Rights. Subject to the provisions of Article 5 and this Article 9, Stock Appreciation Rights may be granted to Participants at any time and from time to time as shall be determined by the Committee. SARs may be granted in connection with the grant of an Option, in which case the exercise of SARs will result in the surrender of the right to purchase the Shares under the Option as to which the SARs were exercised. When SARs are granted in connection with the grant of an Incentive Stock Option, the SARs shall have such terms and conditions as shall be required by Section 422 of the Code. Alternatively, SARs may be granted independently of Options.

9.2Exercisability of SARs. SARs granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for all Participants; provided, however, that no SAR shall be exercisable later than ten (10) years from the Grant Date.

9.3Exercise of SARs. Upon exercise of the SAR or at a fixed date after all or part of the SAR becomes exercisable, the Participant shall be entitled to receive payment of an amount determined by multiplying (a) the difference, if any, of the Fair Market Value of a Share on the date of exercise over the price of the SAR fixed by the Committee at the Grant Date, which shall not be less than the Fair Market Value of a Share at the Grant Date, by (b) the number of Shares with respect to which the SAR is exercised.

9.4Form and Timing of Payment. Payment for SARs shall be made in Shares and/or cash, as determined by the Committee, and shall be payable at the time specified in the Award Agreement for such SARs.

ARTICLE 10

PERFORMANCE-BASED AWARDS

10.1Grant of Performance-Based Awards. Options granted to any Covered Employees pursuant to Article 6 and SARs granted to Covered Employees pursuant to Article 9 should, by their terms, qualify for the "performance-based compensation" exception to the deduction limitations of Section 162(m) of the Code. The Committee, in the exercise of its complete discretion, also may choose to qualify some or all of the Restricted Stock Rights or Restricted Stock Awards granted to Covered Employees pursuant to Article 7 and/or some or all of the Performance Shares or Performance Share Units granted to Covered Employees pursuant to Article 8 for the "performance-based compensation" exception to the deduction limitations of Section 162(m) of the Code. If the Committee, in its discretion, decides that a particular Award to a Covered Employee should qualify as "performance-based compensation," the Committee will grant a Performance-Based Award to the Covered Employee and the provisions of this Article 10 shall supersede any contrary provision contained in Articles 7, 8 or 9. If the Committee concludes that a particular Award to a Covered Employee should not be qualified as "performance-based compensation," the Committee may grant the Award without satisfying the requirements of Section 162(m) of the Code and the provisions of this Article 10 shall not apply.

10.2Applicability. This Article 10 shall apply only to Awards to those Covered Employees (if any) selected by the Committee to receive Performance-Based Awards and only if, and to the extent that, the Company is subject to Section 162(m) of the Code. The designation of a Covered Employee as a Participant for any Performance Period shall not in any manner entitle the Participant to receive a Performance-Based Award for such Performance Period. Moreover, designation of a Covered Employee as a Participant for a particular Performance Period shall not require designation of such Covered Employee as a Participant for any subsequent Performance Period.

10.3Committee Discretion with Respect to Performance-Based Awards. With regard to a particular Performance Period, the Committee shall have full discretion to select the length of the Performance Period, the type of Performance-Based Awards to be issued, the kind and/or level of the Performance Goal or Goals and whether the Performance Goal or Goals apply to the Company, an Affiliate, or any division or business unit thereof or the Participant or any group of Participants.

10.4Establishment of Performance Goals. The Performance Goals for any Performance-Based Award granted pursuant to this Article 10 shall be established by the Committee in writing not later than ninety (90) days after the commencement of the Performance Period for such Award; provided that (a) the outcome must be substantially uncertain at the time the Committee establishes the Performance Goals, and (b) in no event will the Committee establish the Performance Goals for any Performance-Based Award after twenty-five percent (25%) of the Performance Period for such Award has elapsed. For purposes of this Article 10, the applicable Performance Period may not be less than three (3) months or more than ten (10) years.

10.5Performance Evaluation; Adjustment of Goals. At the time that a Performance-Based Award is first issued, the Committee, in the Award Agreement or in another written document, shall specify whether performance will be evaluated including or excluding the effect of any of the following events that occur during the Performance Period: (i) judgments entered or settlements reached in litigation; (ii) the write-down of assets; (iii) the impact of any reorganization or restructuring; (iv) the impact of changes in tax laws, accounting principles, regulatory actions or other laws affecting reported results; (v) extraordinary non-recurring items, as described under generally accepted accounting principles applicable to the Company and/or in management's discussion and analysis of financial condition and results of operations appearing in the Company's annual report to shareholders for the applicable year; (vi) the impact of any mergers, acquisitions, spin-offs or other divestitures; and (vii) foreign exchange gains and losses.

The inclusion or exclusion of the foregoing items shall be expressed in a form that satisfies the requirements of Section 162(m) of the Code. The Committee, in its discretion, also may, within the time prescribed by Section 162(m) of the Code, adjust or modify the calculation of Performance Goals for such Performance Period in order to prevent the dilution or enlargement of the rights of Participants: (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event, or development; or (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions.

10.6Adjustment of Performance-Based Awards. The Committee shall have the sole discretion to adjust the determinations of the degree of attainment of the pre-established Performance Goals. Notwithstanding any provision herein to the contrary, the Committee may not make any adjustment or take any other action with respect to any Performance-Based Award that will increase the amount payable under any such Award. The Committee shall retain the sole discretion to adjust Performance-Based Awards downward or to otherwise reduce the amount payable with respect to any Performance-Based Award.

10.7Payment of Performance-Based Awards. Unless otherwise provided in the relevant Award Agreement, a Participant must be an Employee of the Company or an Affiliate on the day a Performance-Based Award for such Performance Period is paid to the Participant. Furthermore, a Participant shall be eligible to receive payment pursuant to a Performance-Based Award for a Performance Period only if the Performance Goals for such Performance Period are achieved.

10.8Certification by Committee. Notwithstanding any provisions to the contrary, the payment of a Performance-Based Award shall not occur until the Committee certifies, in writing, that the pre-established Performance Goals and any other material terms and conditions precedent to such payment have been satisfied.

10.9Maximum Award Payable. In accordance with Section 5.4, the maximum Performance-Based Award payable to any one participant for a Performance Period shall not exceed the limitation set forth in such section.

ARTICLE 11

CHANGE IN CONTROL

11.1Definition of Change in Control.  With respect to a particular Award granted under the Plan, a "Change in Control" shall be deemed to have occurred as of the first day, after the date of grant of the particular Award, that any one or more of the following conditions shall have been satisfied:

(a)

The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a "Person")) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either (1) the then-outstanding Shares of the Company (the "Outstanding Company Common Shares") or (2) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of Directors (the "Outstanding Company Voting Securities"); provided, however, that, for purposes of this definition, the following acquisitions shall not constitute a Change in Control; (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate or a successor, or (iv) any acquisition by any entity pursuant to a transaction that complies with subsections (c)(1), (2) and (3) of this Section 11.1;

(b)

Individuals who, as of the Effective Date, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a Director subsequent to the Effective Date whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least two-thirds of the Directors then comprising the Incumbent Board (including for these purposes, the new members whose election or nomination was so approved, without counting the member and his predecessor twice) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board;

(c)

Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its Affiliates, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its Affiliates (each, a "Business Combination"), in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Shares and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company's assets directly or through one or more subsidiaries (a "Resulting Parent")) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Shares and the Outstanding Company Voting Securities, as the case may be, (2) no person (excluding any entity resulting from such Business Combination or a Resulting Parent or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination or Resulting Parent) beneficially owns, directly or indirectly, thirty percent (35%) or more of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that the ownership in excess of 35% existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors or trustees of the entity resulting from such Business Combination or a Resulting Parent were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(d)

Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company other than in the context of a transaction that does not constitute a Change in Control under clause (c) above.

11.2Effect of Change in Control.  Other than as otherwise expressly provided in an Award Agreement (in which case the terms of such Award Agreement will govern), notwithstanding any other term or provision of this Plan, if a Triggering Event shall occur within the 12-month period following a Change in Control, then, effective immediately prior to such Triggering Event, (i) each outstanding Option and Stock Appreciation Right, to the extent that it shall not otherwise have become vested and exercisable, shall automatically become fully and immediately vested and exercisable, without regard to any otherwise applicable vesting requirement, (ii) each share of Restricted Stock or Restricted Stock Right shall become fully and immediately vested and all forfeiture and transfer restrictions thereon shall lapse, and (iii) each outstanding Performance Share or Performance Share Unit shall become immediately payable.

11.3Board Discretion. Except as otherwise provided in an Award Agreement, in this Plan or a Participant's employment or other agreement with the Company or an Affiliate, the Board has the sole and absolute discretion to fully or partially vest and make exercisable any outstanding Award upon the closing of a transaction that results in a Change in Control. In addition, in the event of a Change in Control, the Committee may in its discretion and upon at least ten (10) days' advance notice to the affected persons, cancel any outstanding Awards and pay to the holders thereof, in cash or Shares, or any combination thereof, the value of such Awards based upon the price per Share received or to be received by other shareholders of the Company in the event. In the case of any Option or Stock Appreciation Right with an exercise price that equals or exceeds the price paid for a Share in connection with the Change in Control, the Committee may cancel the Option or Stock Appreciation Right without the payment of consideration therefor.

ARTICLE 12

NON-TRANSFERABILITY

12.1General. Unless otherwise determined by the Committee, including as set forth in an Award Agreement, no Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, until the termination of any Restricted Period or Performance Period as determined by the Committee.

12.2Beneficiary Designation. Notwithstanding Section 12.1, a Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant's death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Participant, except to the extent the Plan and Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If no beneficiary has been designated or survives the Participant, payment shall be made to the person entitled thereto pursuant to the Participant's will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is provided to the Committee.

12.3Share Certificates. Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates evidencing Shares pursuant to the exercise of any Award, unless and until the Committee has determined, with advice of counsel, that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange or quotation system on which the Shares are listed, quoted or traded. All Share certificates delivered pursuant to the Plan are subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal, state, provincial or foreign jurisdiction, securities or other laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Shares are listed, quoted, or traded. The Committee may place legends on any Share certificate to reference restrictions applicable to the Shares. In addition to the terms and conditions provided herein, the Board may require that a Participant make such reasonable covenants, agreements, and representations as the Board, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements.

ARTICLE 13

FORFEITURE

13.1Forfeiture Events. The Committee will specify in an Award Agreement at the time of the Award that the Participant's rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award.  Such events shall include, but shall not be limited to, Termination of Employment for Cause, violation of material Company policies, fraud, breach of noncompetition, confidentiality or other restrictive covenants that may apply to the Participant or other conduct by the Participant that is detrimental to the business or reputation of the Company.

13.2Clawback. Notwithstanding any other provisions in the Plan, any Award which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

13.3Termination Events. Unless otherwise provided by the Committee and set forth in an Award Agreement, if a Participant's employment with the Company or any Affiliate shall be terminated for Cause, the Committee may, in its sole discretion, immediately terminate such Participant's right to any further payments, vesting or exercisability with respect to any Award in its entirety.  The Committee shall have the power to determine whether the Participant has been terminated for Cause and the date upon which such termination for Cause occurs.  Any such determination shall be final, conclusive and binding upon the Participant.  In addition, if the Company shall reasonably determine that a Participant has committed or may have committed any act which could constitute the basis for a termination of such Participant's employment for Cause, the Committee may suspend the Participant's rights to exercise any option, receive any payment or vest in any right with respect to any Award pending a determination by the Committee of whether an act has been committed which could constitute the basis for the Termination of Employment for "Cause" as provided in this Section 13.3.

ARTICLE 14

SUBSTITUTION OF AWARDS

14.1Substitution of Awards. Any Award may be granted under this Plan in substitution for Awards held by any individual who is an employee of another corporation who is about to become an Employee as the result of a merger, consolidation or reorganization of the corporation with the Company, or the acquisition by the Company of the assets of the corporation, or the acquisition by the Company of stock of the corporation as the result of which such corporation becomes an Affiliate or a subsidiary of the Company. The terms and conditions of the Awards so granted may vary from the terms and conditions set forth in this Plan to such extent as the Committee at the time of granting the Award may deem appropriate to conform, in whole or in part, to the provisions of the Award in substitution for which they are granted. However, in the event that the Award for which a substitute Award is being granted is an Incentive Stock Option, no variation shall adversely affect the status of any substitute Award as an Incentive Stock Option under the Code. In addition, in the event that the award for which a substitute Award is being granted is a Non-Qualified Stock Option or a Stock Appreciation Right that otherwise satisfies the requirements of the "stock rights exception" to Section 409A of the Code, no variation shall adversely affect the status of any substitute Award under the stock rights exception to Section 409A of the Code.

ARTICLE 15

AMENDMENT, MODIFICATION, AND TERMINATION

15.1Amendment, Modification and Termination. The Board may at any time, and from time to time, terminate, amend or modify the Plan, in whole or in part; provided however, that any such action of the Board shall be subject to approval of the shareholders to the extent required by law, regulation, any stock exchange rule for any exchange on which Shares are listed or Section 15.2 hereof. Notwithstanding the above, to the extent permitted by law, the Board may delegate to the Committee the authority to approve non-substantive amendments to the Plan. No amendment, modification, or termination of the Plan or any Award under the Plan shall in any manner materially adversely affect any Award theretofore granted under the Plan without the consent of the holder thereof (unless such change is required in order to cause the benefits under the Plan to qualify as performance-based compensation within the meaning of Section 162(m) of the Code and applicable interpretive authority thereunder).

15.2Shareholder Approval Requirements. Except as provided in Section 5.3, neither the Board nor the Committee may, without the approval of the shareholders,

(a)	reduce the purchase price or exercise price of any outstanding Award, including any Option or SAR (or the cancellation and re-grant of an Award resulting in a lower exercise price or purchase price);

(b)	extend the expiry date of any outstanding Option or SAR except as permitted under Section 6.1(b) and Section 9.2, as applicable;

(c)	amend the Plan to remove or to exceed the participation limits described in Section 5.4, including but not limited to those applicable to non-Employee Directors;

(d)	increase the number of Shares available under the Plan (other than any adjustment as provided in Section 5.3);

(e)	grant Options with an exercise price that is below Fair Market Value on the Grant Date;

(f)	cancel any Option or SAR in exchange for cash or any other Award or in exchange for any Option or SAR with an exercise price that is less than the exercise price of the original Option or SAR; or

(g)	amend this Article 15 other than amendments of a clerical nature.

ARTICLE 16

TAX WITHHOLDING

16.1Tax Withholding. The Company shall have the power to withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, provincial and local withholding tax requirements on any Award under the Plan. To the extent that alternative methods of withholding are available under applicable tax laws, the Company shall have the power to choose among such methods.

16.2Form of Payment. To the extent permissible under applicable tax, securities, and other laws, the Company may, in its sole discretion, permit the Participant to satisfy a tax withholding requirement by (a) using already owned Shares that have been held by the Participant for at least six (6) months; (b) a broker-assisted "cashless" transaction; (c) directing the Company to apply Shares to which the Participant is entitled pursuant to the Award to satisfy the required minimum statutory withholding amount; or (d) a personal check or other cash equivalent acceptable to the Company.

ARTICLE 17

INDEMNIFICATION

17.1Indemnification. Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit, or proceeding to which he may be a party or in which he may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him in settlement thereof, with the Company's approval, or paid by him in satisfaction of any judgment in any such action, suit, or proceeding against him, provided he shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person may be entitled under the Company's articles of incorporation, bylaws, resolution or agreement, as a matter of law, or otherwise, or any power that the Company may have to indemnify him or hold him harmless.

ARTICLE 18

GENERAL PROVISIONS

18.1No Right to Continued Employment/No Additional Rights/Participants. Nothing in the Plan, in the grant of any Award or in any Award Agreement shall confer upon any Participant any right to continue employment or a contractual relationship with the Company or any of its Affiliates, or interfere in any way with the right of the Company or any of its Affiliates to terminate the Participant's employment or other service relationship for any reason at any time. The grant of an Award under the Plan shall not confer any rights upon the Participant holding such Award other than such terms, and subject to such conditions, as are specified in the Plan as being applicable to such type of Award (or to all Awards) or as are expressly set forth in the Award Agreement.

18.2No Rights to Awards. No Participant, Employee, or other person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Committee is obligated to treat Participants, Employees, and other persons uniformly.

18.3Funding. The Company shall not be required to segregate any of its assets to ensure the payment of any Award under the Plan. Neither the Participant nor any other persons shall have any interest in any fund or in any specific asset or assets of the Company or any other entity by reason of any Award, except to the extent expressly provided hereunder. The interests of each Participant and former Participant hereunder are unsecured and shall be subject to the general creditors of the Company. The Plan is not intended to be subject to the Employee Retirement Security Act of 1974, as amended.

18.4Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, including without limitation Canadian securities laws and United States federal and state securities laws, and to such approvals by any governmental agencies or national securities exchanges as may be required. The Committee may impose such restrictions and/or conditions on any Shares as it may deem advisable, including without limitation restrictions under the Securities Act, under the requirements of any exchange upon which such Shares are then listed, under any blue sky or other securities laws applicable to such Shares. The Company shall be under no obligation to register pursuant to the Securities Act or applicable Canadian securities laws any of the Shares paid pursuant to the Plan. If the Shares paid pursuant to the Plan may in certain circumstances be exempt from registration pursuant to the Securities Act or applicable Canadian securities laws, the Company may restrict the transfer of such Shares in such manner as it deems advisable to ensure the availability of any such exemption. With respect to any Participant who is, on the relevant date, obligated to file reports pursuant to Section 16 of the Exchange Act, transactions pursuant to this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors pursuant to the Exchange Act. Notwithstanding any other provision of the Plan, the Committee may impose such conditions on the exercise of any Award as may be required to satisfy the requirements of Rule 16b-3 or its successors pursuant to the Exchange Act. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be void to the extent permitted by law and voidable as deemed advisable by the Committee.

18.5Governing Law. The Plan and all agreements into which the Company and any Participant enter pursuant to the Plan shall be construed in accordance with and governed by the laws of the Cayman Islands.

18.6No Shareholders Rights. No Award gives the Participant any of the rights of a shareholder of the Company unless and until Shares are in fact issued to such person in connection with such Award.

18.7Adoption of Other Plans. The adoption of the Plan shall not preclude the Company from establishing any other forms of share incentive or other compensation or benefit program for Employees, Officers, non-Employee Directors and Consultants of the Company or any Affiliate.

18.8No Corporate Action Restriction. The existence of the Plan, the Award Agreements and the Awards granted hereunder shall not limit, affect or restrict in any way the right or power of the Board or the shareholders of the Company to make or authorize: (a) any adjustment, recapitalization, reorganization or other change in the capital structure or business of the Company or any Affiliate, (b) any merger, amalgamation, consolidation or change in the ownership of the Company or any Affiliate, (c) any issue of bonds, debentures, capital, preferred or prior preference stock ahead of or affecting the capital stock (or the rights thereof) of the Company or any Affiliate, (d) any dissolution or liquidation of the Company or any Affiliate, (e) any sale or transfer of all or any part of the assets or business of the Company or any Affiliate, or (f) any other corporate act or proceeding by the Company or any Affiliate. No Participant, beneficiary or any other person shall have any claim under any Award or Award Agreement against any member of the Board or the Committee, or the Company or any Employees, Officers or agents of the Company or any Affiliate, as a result of any such action.

18.9Titles and Headings. The titles and headings of the Articles in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

18.10Successors and Assigns. The Plan shall be binding upon and inure to the benefit of the successors and permitted assigns of the Company, including without limitation, whether by way of merger, consolidation, operation of law, assignment, purchase, or other acquisition of substantially all of the assets or business of the Company, and any and all such successors and assigns shall absolutely and unconditionally assume all of the Company's obligations under the Plan.

18.11Severability. If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

18.12Survival of Provisions. The rights, remedies, agreements, obligations and covenants contained in or made pursuant to this Plan, any agreement and any notices or agreements made in connection with this Plan shall survive the execution and delivery of such notices and agreements and the delivery and receipt of such Shares if required by Section 12.3, shall remain in full force and effect.

ARTICLE 19

EXECUTION

19.1To record the adoption of the Plan by the Board on December 29, 2021, the Company has caused its authorized officer and/or director to execute the same.

SCULLY ROYALTY LTD.

By:	/s/Michael Smith
	Name:	Michael Smith
	Title:	Chairman